ADDENDUM TO THE FACTORING AGREEMENT

This Addendum is to the Factoring Agreement (the "Agreement"), dated ____________ ______, 20___ between Systran Financial Services Corporation ("SYSTRAN") and Medical Staffing Solutions, Inc., TeleScience International, Inc., Nurses PRN Acquisition Corp. (jointly and severally the "Customer").

- Paragraph 2.1 is hereby amended by adding the following two sentences to the end of the paragraph:

  SYSTRAN agrees to purchase Customer accounts for which a Bill/invoice has not yet been created (the "Unbilled Invoices") so long as (i) Customer delivers a detailed schedule of all unbilled amounts to SYSTRAN in connection with each Unbilled Invoice purchase request, which includes a unique tracking number assigned to each such Unbilled Invoice that shall correspond to the Bill that Customer creates for each such account, and (ii) the aggregate total amount of Unbilled Invoices purchased does not exceed thirty percent (30%) of Customer's regular Bills/invoices purchased that are ninety (90) days old or less as computed from the date of the purchase. For each Unbilled Invoice from Debtor other than the United States Government or any other government authority, Customer shall have fourteen (14) days from date of purchase of any Unbilled Invoice to present on a invoice schedule form provided by SYSTRAN and one (1) copy of every Bill/invoice related to any Unbilled Invoices along with proof of Customer's delivery of service related thereto (i.e., time cards or other proof that SYSTRAN shall require). For each Unbilled Invoice from a Debtor that is the United States government or other government authority, Customer shall have twenty-one (21) days from date of purchase of any Unbilled Invoice to present on a invoice schedule form provided by SYSTRAN and one (1) copy of every Bill/invoice related to any Unbilled Invoices along with proof of service (i.e., time cards or other proof that SYSTRAN shall require).

- Customer and SYSTRAN agreed to modify Section 2 "Purchase of Bills," paragraph 2.4 of the Agreement to include the following:

  Customer may at SYSTRAN's discretion mail bills directly to Debtors. All bills so directly mailed by Customer must be stamped with SYSTRAN's notice of assignment shown below. Customer will provide copies of all Bills, together with signed copies of the respective proof of service prior to SYSTRAN considering them for purchase. Nothing in the Addendum shall obligate SYSTRAN to purchase any Bill or Unbilled Invoice.

Remit Only To:
Systran Financial Services Corporation
P. O. Box 640296
Pittsburgh, PA 15264-0296
This account is sold, assigned and payable to SYSTRAN

- Paragraph 4.1 is hereby deleted and replaced with the following:

  In order to secure Customer's Obligations hereunder, Customer shall deliver to SYSTRAN a deposit equal to fifteen percent (15%) of Customer's Unbilled Invoices ("Deposit A") and Customer shall deliver to SYSTRAN a deposit equal to ten percent (10%) of Customer's regular bills that are ninety (90) days old or less computed from the date of purchase ("Deposit B"). Deposit A shall be repaid to Customer upon receipt of the copy of the regular Bill/invoice by SYSTRAN, whether in the form of a photocopy, a facsimile copy or a scanned copy via Electronic Data Interchange. Both Deposit A and Deposit B shall be collectively known as "Deposit" for the purposes of the remaining sections of this Agreement.

- Paragraph 7.2 of the Factoring Agreement shall be amended to include:

Customer:	**Organized under the laws of:**
Medical Staffing Solutions, Inc.	Nevada
TeleScience International, Inc.	Virginia
Nurses PRN Acquisition Corp.	Nevada

- Paragraph 12 of the Factoring Agreement shall be amended to include:

  Customer shall deliver to SYSTRAN within one hundred-twenty (120) days following the close of each of its fiscal years, Customer's audited financial statements, certified by a recognized firm of certified public accounts acceptable to SYSTRAN as having been prepared in accordance with generally accepted accounting principles and as presenting fairly the financial condition of Customer as of the date thereof and for the period then ended (and including a management letter to Customer from such accounts). Customer shall also deliver to SYSTRAN the following: (i) within fifteen (15) days of the end of each month, monthly accounts payable and accounts receivable agings, (ii) within forty-five (45) days of the end of each calendar quarter, quarterly internal financial statements, including income statement, balance sheet and statement of cash flows that are certified by the President of the Customer, and (iii) such other financial information and collateral information as SYSTRAN shall request.

- Paragraph 18.1 of the Factoring Agreement is amended by adding the following language:

  Customer may request that Systran perform the necessary due diligence in order to consider the Customer as a candidate for conversion to an Asset Based Loan ("ABL"). In the event Customer selects this option and the conversion to ABL is

approved, additional credit underwriting and new loan documentation may be required by Systran pursuant to its lending criteria and the Early Termination Premium will be waived.

- Paragraph 21 of the Factoring Agreement shall be amended to include the Registered Agents listed below:

Customer:	**Registered Agent:**
Medical Staffing Solutions, Inc.	Oasis Corporate Services, Inc. 7341 W. Charleston Blvd. Las Vegas, NV 89117
TeleScience International, Inc.	B. B. Sahay 1398 Park Lake Drive Reston, VA 20190
Nurses PRN Acquisition Corp.	CorpDirect Agents 202 N. Curry St. Carson City, NV 89703

The parties agree that the terms of this Addendum shall be incorporated in terms of the Agreement. All defined terms in the Addendum shall have the same meaning as the defined terms in the Agreement.

Systran Financial Services Corporation

By: ____
Title: _______
Dated:_______, 20___

Medical Staffing Solutions, Inc.
By:____________________
Print Name:______________
Title:____________________
Dated:_______, 20___

TeleScience International, Inc.
By:____________________
Print Name:______________
Title:____________________
Dated:_______, 20___

Nurses PRN Acquisition Corp.
By:______________________
Print Name:_________
Title:______________
Dated:_______, 20___